Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated August 6, 2007, with respect to the consolidated balance sheet of Data Return, LLC and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, unitholders’ deficit and comprehensive loss, and cash flows for the year then ended, which report appears in the Form 8-K/A of Terremark Worldwide, Inc. filed on August 9, 2007, incorporated herein by reference.
/s/ KPMG LLP
Chicago, Illinois
October 19, 2007